Exhibit (11)
                                                     ------------

                 OWENS CORNING AND SUBSIDIARIES
                COMPUTATION OF PER SHARE EARNINGS


                                                    Quarter Ended
                                                      March 31,
                                                      ---------
                                                 2000           1999
                                                 ----           ----
                                              (In millions of dollars,
                                                 except share data)
Basic:
-----

Net income                                   $    48        $      44
                                             --------       ---------

Basic weighted average number of common
shares outstanding (thousands)                54,590           53,932

Basic per share amount                       $   .88        $     .81
                                             ========       =========

Diluted:
-------

Net income                                   $    50        $      46
                                             ----------     ---------

Weighted average number of shares
outstanding (thousands)                       54,590           53,932
Weighted average common equivalent shares
(thousands):
  Deferred awards                                576              563
  Stock options using the higher of average
    market price or market price at end of
    period                                        22              205
  Shares from assumed conversion of
    preferred securities                       4,566            4,566
                                             ----------     ---------
Diluted weighted average number of common
  shares outstanding and common equivalent
  shares (thousands)                          59,754           59,266
                                             ===========    ==========

Diluted per share amount                     $   .84        $     .77
                                             ===========    ==========